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                                                                  Exhibit 10-k-6


                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                            UNDER 17 C.F.R. SECTIONS 200.80(b) (4) AND 240.24b-2


                                FOUNDRY AGREEMENT
                 MODIFIED EXCLUSIVELY FOR CONEXANT SYSTEMS, INC.
                                  CONFIDENTIAL

This Foundry Agreement (the "Agreement") is entered into this 27th day of July, 2000 (the "Effective Date") by and between Conexant Systems, Inc. on behalf of its Affiliates (as that term is defined below), a corporation having its principal place of business at 4311 Jamboree Road, Newport Beach, CA 92660-3095 ("Conexant") and UMC Group (USA), a California corporation having its principal place of business at 488 DeGuigne Drive, Sunnyvale, California, 94086 ("UMC"), for provision of foundry services to be performed by United Microelectronics Corporation, a Republic Of China ("ROC") corporation ("Manufacturer"). This Agreement applies to all purchase orders furnished by Conexant to UMC on or after March 20, 2000. This Agreement shall, with respect to all terms and conditions governing said purchase orders, supersede UMC's Wafer Foundry Standard Terms and Conditions as modified for Conexant pursuant to the Side Letter attached as Exhibit D to the Capacity Reservation and Deposit Agreement entered between the parties on March 20, 2000 (the "Capacity Agreement"), however, the Capacity Agreement shall remain in full force and effect. Any inconsistency between this Agreement and the Capacity Agreement shall be resolved in favor of this Agreement.

                                    RECITALS

A. WHEREAS, UMC is in the business of furnishing integrated circuit manufacturing services performed by Manufacturer, which shall perform, at UMC's request, the manufacturing services contracted for with UMC hereunder;

B. WHEREAS, Conexant desires to have UMC furnish integrated circuit manufacturing services for it;

NOW, THEREFORE, in consideration of the following covenants and conditions the parties agree:

1          DEFINITIONS

1.1 As to Conexant, an "Affiliate" shall mean an entity controlling, controlled by, or under common control of Conexant, subject to request by Conexant, and provided that such entity shall be considered an Affiliate only for the time during which such control exists, and in any event subject to the written agreement between the parties as to the terms under which each proposed affiliate shall be added to the coverage of this Agreement. While UMC may not unreasonably withhold consent to a Conexant request to add an entity as an Affiliate, UMC may require that the Affiliate be added in such a manner as will ensure clarity with respect to (1) any then-existing foundry or other agreements between the proposed affiliate and UMC;
           (2) any then-outstanding forecasts, purchase orders, or capacity commitments to or from the proposed affiliate; and (3) responsibility for payment for any then-pending orders or invoices affecting the proposed affiliate. For purposes of this definition "control" shall mean ownership or control, either directly or indirectly, of greater than 50% of the voting rights of such entity.

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1.2        An "ECN" shall mean a form or letter provided by one party to the other in the event a party anticipates a change in a Product (in Conexant's case) or process (in UMC's case) which change may affect physical, electrical or performance characteristics in a Product (in the case of an anticipated change to a process) or result in changes in one or more masks or reticles (in the case of an anticipated change to a Product).

1.3 "Products" shall mean the products to be manufactured pursuant to this Agreement as specified in Quotation(s).

1.4 "Quotation(s)" shall mean the quotations attached hereto as Exhibit A and such further quotations as are issued in writing by UMC and accepted via a purchase order issued in writing by Conexant. Each such Quotation shall describe the Products to be manufactured, prices, fees and charges for the Products, all aspects of, and services needed for, mask making, testing, assembly and packaging, and all other specifications, quantities, cycle and lead times and parameters for the Products. Prices shall be separately itemized for mask sets, processed wafers, wafer probe, assembly and final test. All acceptance criteria for Products ("Acceptance Criteria") shall be described in Exhibit B of this Agreement.

2          PRODUCTION PROCEDURES

2.1 Product Prototype Approval. No Product prototypes shall be manufactured except pursuant to a Quotation issued in writing by UMC and accepted in writing by Conexant and UMC. For each Quotation for a new Product agreed upon by the parties, Conexant will deliver a tape or electronic file by, e.g., File Transfer Protocol ("FTP") in GDS II format or a mask set. If Conexant provides its design in the form of a tape or electronic file, then upon receipt of the data from Conexant, UMC, or its Conexant-approved subcontractors, will produce a mask set. In either case, UMC will produce one or more pilot wafer runs according to the schedule and at the price set forth in the Quotation. Within ninety (90) days after receipt of pilot run wafers for a new Product, Conexant may return any claimed non-conforming pilot wafers to UMC with a written rejection statement specifying the alleged failure or failures of the pilot wafers to meet the Acceptance Criteria set forth in the Quotation or issue a written approval of the pilot wafers. If Conexant does not return the pilot wafers with a written rejection statement within such ninety (90) day period and fails to furnish a written approval, then UMC shall contact Conexant to determine the cause for the lack of response. If any pilot wafer does not meet the Acceptance Criteria for reasons attributable to UMC and is rejected by Conexant, UMC shall, at Conexant's option and at UMC's expense, use commercially reasonable efforts to rerun the pilot wafers and resubmit the results in a manner that complies with the Acceptance Criteria. If UMC, within ninety (90) days after receipt of Conexant's timely written rejection report, is unable to supply Conexant with conforming pilot wafers, then either party may by written notice to the other terminate this Agreement as to such Product and Quotation, and if so terminated, Conexant will not owe UMC any amounts for the pilot wafers involved unless the noncompliance was substantially attributable to Conexant.

2.2        ECNs.

2.2.1 Conexant ECNs. After initial qualification, Conexant shall have the right to make such changes as it deems appropriate to the design of Products to be fabricated for it by UMC, provided however that each such change must be timely documented by


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           Conexant through written change notices. Notwithstanding anything to the contrary, after process qualification runs for a particular design have been made and approved by UMC and Conexant, any Conexant-requested changes to design, process or materials for such Products shall be subject to UMC's consent (which will not be unreasonably withheld) and payment by Conexant of applicable reasonable costs, if any, related to such change.

2.2.2 UMC ECNs. For changes that UMC and Conexant mutually agree to make, the following procedure shall apply:

2.2.2.1 Routine Changes. UMC may make changes in the processes used to manufacture Products (i) that do not materially affect physical or functional interchangeability or performance; or (ii) when required for purposes of safety and/or compliance with applicable law or regulations.

2.2.2.2    Material Changes.

2.2.2.2.1 UMC shall give Conexant ninety (90) days advance written notice of any proposed change(s) ("Proposed Change Notice") in materials and/or to the manufacturing processes qualified for production of Products, which, to the best of UMC's knowledge, might affect the form, fit, performance, maintainability, operation, function, reliability, interface, interconnectability, compatibility, design rules, models, or size, or which might adversely affect yields of the chips for Products then qualified and subject to open purchase orders from Conexant.

2.2.2.2.2 Such Proposed Change Notice shall describe the nature of the proposed change(s), including reasons for the change(s), the anticipated schedule for implementation of the change(s), and other relevant technical and logistic considerations, including without limitation quality and reliability data to the extent available.

2.2.2.2.3 Conexant shall approve or disapprove any such proposed change promptly, but in no event may any such change be disapproved later than fifteen (15) business days after receipt of the Proposed Change Notice. To the extent Conexant approves a proposed change, Conexant shall nonetheless have ninety (90) days from receipt of a reasonable number of samples of changed Product to reject the changed Products, if such changed Products fail to meet the Acceptance Criteria.

2.2.2.2.4 If Conexant disapproves such proposed change within the fifteen (15) business day period or the ninety (90) day period described in the immediately preceding section, UMC shall fill all then-accepted Conexant purchase orders with unchanged Products in accordance with the applicable Agreements and shall continue to deliver such unchanged Products pursuant to such accepted purchase orders for a minimum of [***] from the date Seller issued the Proposed Change Notice.

2.2.2.2.5 Upon the expiration of three (3) months after the issuance by UMC of a Proposed Change Notice which is rejected by Conexant, UMC, in its discretion and by then giving a minimum of twelve (12) months prior written notice to Conexant, may stop manufacture and delivery of all Products involved (except to the extent purchase orders for such Products have at that time been accepted) without liability.


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2.2.3       Quality Assurance. Conexant's quality assurance requirements are described in Exhibit C. Any additional quality assurance requirements or measurements (whether cv plots, metal step coverage analysis, SEM analysis, or other) shall be as agreed in writing, with costs for such additional requirements or measurements, if any, to be allocated as agreed in writing.

2.3 Risk Production and Volume Production. Prior to shipping wafer lots, UMC will meet the following criteria:

           (a) Wafer Lot Identification - All Production Lots shipped to Conexant must be scribed with the correct Lot identification number as provided by Conexant. The wafer scribe shall meet the specification as defined by Conexant

2.4        Work-In-Process (WIP) Report.

           (a) UMC shall provide Conexant an updated WIP lot location report at least once every week through e-mail or "FTP" or accessible, by password, through UMC's website.

           (b) UMC shall provide Conexant a ship alert via fax or E-mail within one (1) day after a shipment is made. The ship alert shall include the Airway bill number, number of boxes shipped, as well as the information given on the packing list.

2.5 Production Runs, Pilot Runs, Hot Runs, etc. Exhibits A and D set forth the terms applicable to Product Cycle Time, Pilot Runs, Hot Lots, Production Runs and On Hold.

3          ORDER, DELIVERY, PRICING AND PAYMENT TERMS

3.1        Forecasts and Additional Capacity Requests.

3.1.1 Conexant will comply with the forecasting requirements described in the Capacity Agreement with respect to orders for Product to be manufactured from the Allocated Production Capacity, as defined in that Agreement, provided that each forecast for such capacity shall be clearly marked as relating to "Allocated Production Capacity".

3.1.1.1 With respect to any additional capacity to be requested by Conexant, whether during the term of the Capacity Agreement or thereafter, forecasting requirements shall be as follows: During the first seven
           (7) calendar days of each month, Conexant will provide to UMC by facsimile or other electronic communication a written rolling forecast of its wafer capacity requirements from UMC's facilities for the next six (6) full calendar months (each a "Conexant Forecast").

3.1.1.2 Each such Conexant Forecast shall show the quantity of wafer outs and the specific technology and/or process for the wafers listed. Conexant shall make good faith efforts to ensure that all such Conexant Forecasts are reasonable estimates of its anticipated needs. Subject to this obligation, and except as expressly stated in this
           Section 3.1.1 and/or in a written capacity quotation, all such Conexant Forecasts (and any responses to them) will be for planning purposes only, and will not create any obligation to purchase and/or sell.


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3.1.1.3     Each such Conexant Forecast shall constitute a commitment by
            Conexant to purchase a minimum of the following percentages of the amounts indicated:

                                      [***]

3.1.1.4 UMC will provide a written response to each Conexant forecast within three (3) business days of UMC's receipt. Subject to Section 3.1.2 below and the other terms set forth in this Agreement, UMC's response shall accept the quantities in the applicable months to the extent they are less than or equal to those accepted by UMC for the applicable month(s) pursuant to prior written agreement and/or forecasts. Subject to the right of first refusal extended by Section
            2.2 of the Capacity Agreement, UMC's response may accept and/or reject in whole or in part any additional forecast quantities for those months.

3.1.2       To the extent that any forecast from Conexant pursuant to Section
            3.1.1 above fails to forecast the full capacity or quantity if any, allocated or promised to Conexant during any one or more of the first [***]: (i) UMC shall be entitled in its sole and complete discretion to enter commitments with others for such unexercised capacity for the applicable months and in the amounts not so exercised, and (ii) Conexant will not have any right to require UMC to provide that unexercised capacity to Conexant in the month(s) involved.

3.2 Orders And Production Release. No order for production quantities of a Product shall be placed by Conexant unless and until Conexant has approved the pilot runs or prototypes for the Product. If Conexant places an order for production quantities of a Product in accordance with the provisions of this Agreement, UMC may deem such an order as written production release approval for such Product. All orders for Products shall be in writing. UMC shall acknowledge in writing, within three (3) business days of receipt of an order its rejection or any modification of the order by either fax or, (if provided), e-mail notice to Conexant's Purchasing agent identified on the face of the purchase order. Other than variances in quantities ordered, no acceptance of a purchase order shall constitute acceptance of any terms at variance with this Agreement, the Capacity Agreement (where applicable) and/or previously agreed forecasts, and purchase orders shall be null and void as to those variances.

3.3         Cancellation and Modifications to Orders.

3.3.1 Cancellations and Modifications. Unless wafer processing has started, or UMC has incurred significant engineering or tooling charges, Conexant may cancel or modify a purchase order without penalty (except as provided in the Capacity Agreement) by delivering to UMC a written notice of cancellation or modification; provided however that no such cancellation will relieve Conexant of any obligations under any other applicable provisions or agreements.

3.3.2 Cancellation Charges. In addition to, and without waiving any other remedies, the charges for order cancellation shall be the contract price (less the cost of the starting materials and, if applicable, mask sets) multiplied by the proportion of the relative mask step at which the wafer(s) were at the time of cancellation, plus all costs of starting wafer materials and, if applicable, mask sets.


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3.3.3      Partially Completed Products. In the event Conexant cancels an order after wafers have been started, but prior to completion, or wafers are determined to be defective prior to shipment to Conexant, or wafers are returned to UMC because they fail to meet the Acceptance Criteria, UMC shall retain custody, subject to Conexant's intellectual property rights and UMC's obligations of confidentiality, to the partially completed or defective wafers, and may destroy such wafers, or use them solely for internal manufacturing-process testing and evaluation purposes.

3.4        Delivery.

3.4.1 Delivery will be made FCA (Incoterms 2000), Manufacturer's plant, to Emery Worldwide or such other carrier as is identified by Buyer to the following address whenever practicable, or to such other address as is supplied in writing by Conexant:

              Conexant Systems, Inc.-NPB
              Conexant Systems, Inc.
              4311 Jamboree Road
              Newport Beach, CA 92660
              Attn:  QA Receiving

           Packing Slip/Invoice Instructions. To ensure prompt payment, the Packing Slip and Invoice must contain the following information:

              Purchase Order Number
              Line Number Reference
              Conexant Product Description
              Conexant Lot Number
              Quantity Shipped

           Billing Information. Invoices shall be sent to:

              Conexant Systems, Inc.
              4311 Jamboree Road, PO Box C
              Newport Beach, CA 92658-8902
              Attn:   Accounts Payable
              Phone:  (949) 483-4437
              Fax:    (949) 483-4870

3.4.2      Packing Instructions are set forth in Exhibit F.

3.4.3      Title to the Products will pass to Conexant upon delivery to carrier.

3.4.4 All shipping and delivery dates are subject to timely receipt by UMC of fully-approved mask sets and fully-completed purchase orders.

3.4.5      [***]

3.4.5.1    [***]

3.4.5.2    [***]


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3.4.5.3    [***]

3.4.6 In the event of any delays and/or any breach of any written warranty, Conexant may, without liability to Conexant, give prompt written notice to UMC, adjusting forecasted and/or ordered amounts, and/or canceling orders for affected Products, to the extent necessary as a result of any impact of such delay on Conexant's need for such Products.

3.5        Pricing.

3.5.1 Unless otherwise agreed in writing, Wafer Price will be exclusively as stated in UMC's written Quotation for the Products involved.

3.5.2 Except as to written prices quoted for quantities for delivery within one year of UMC's acceptance of the purchase order involved or as otherwise agreed in a written firm price commitment signed by UMC, UMC may change quantities, times, and prices stated in any Quotation.

3.5.3 Any tax or related charge which UMC shall be required to pay to or collect for any government upon or with respect to services rendered or the sale, use or delivery of the Product or other materials (except for taxes based on UMC 's income) shall be billed to Conexant as a separate item and paid by Conexant, unless a valid exemption certificate is furnished by Conexant to UMC.

3.6        Payment.

3.6.1 Unless otherwise agreed or stated in UMC's quotation, full payment shall be made in U.S. Dollars within 30 days of delivery, except with respect to Products that have been properly rejected prior to such time.

3.6.2 In the event of late payments or significant changes in Conexant's financial condition, UMC reserves the right to change credit terms at any time. For orders in excess of Conexant's Allocated Production Capacity, as that term is defined by the Capacity Agreement, Conexant will issue written purchase orders at least four weeks, plus the agreed cycle time, prior to requested wafer out day.

4          RELIABILITY & QUALITY

4.1 Quality Data. Within thirty (30) days of the Effective Date, UMC will provide to Conexant its available reliability and quality data regarding Products produced for Conexant for the purpose of maintaining consistent quality and reliability standards for such Products. In addition, Conexant will perform detailed wafer level and packaged level quality/reliability tasks before releasing any new process or Products to production.

4.2 Traceability. During the term of the foundry relationship and for a period of five (5) years thereafter, UMC shall maintain fab and test lot traceability for Products manufactured on behalf of Conexant.

4.3 Notification of Defects. UMC will, after discovery, promptly advise Conexant of defects and/or non-conformity in Products already shipped to and/or in lots currently in manufacture for Conexant.


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4.4        Acceptance Criteria. Wafer acceptance will be subject to process control monitor acceptance criteria to be mutually agreed upon on in a writing signed by both parties which clearly and specifically identifies the Products (by mask or product number) and each process (by UMC's process designation) involved. All accept/reject criteria shall be stated in the agreed upon wafer acceptance and visual inspection specifications and all critical dimension and process tolerances shall be solely as agreed upon in writing. Any process defects resulting from wafer or Product level reliability or quality issues shall be subject to Return Material Authorization (RMA) as described in Section 4.7.

4.5 Stop Shipments. Subject to Section 5 of the Capacity Agreement, with respect to orders comprising Allocated Production Capacity, as defined in that agreement, and Conexant's obligations with respect to volumes committed under the ordering and forecasting procedures involved, UMC will immediately stop shipment and manufacturing, upon receipt of Conexant's written request ("Stop Request"), of Products which are subject to a suspected failure to meet the criteria specified in the wafer acceptance criteria agreed upon in writing between Conexant and UMC. If UMC is responsible for such failure, and UMC is not able to correct the matter within sixty (60) days of receipt of such Stop Notice, then (i) Conexant may reject non-conforming Products, and, (ii) Conexant may, without penalty (including loss of capacity), cancel any then-pending purchase order(s) for such Products as to which wafers have not been started by sending written notice of cancellation to UMC within seventy-five
           (75) days of the Stop Request. Such a notice of cancellation shall be effective on receipt by UMC.

4.5.1 If Conexant requests UMC to stop shipment of any Products which Conexant is obligated to purchase, and the Products are determined in good faith by UMC and Conexant to have been processed in accordance with the applicable written requirements and industry-standard processing except to the extent Conexant's written requirements require something other than industry-standard processing, in addition to and without waiving any other remedies, Conexant shall pay UMC in full for completed Products and, in addition, for UMC's reasonable costs for work in progress. Under this Section 4.5 payment for completed Products will be at the purchase order price, and payment for work in progress shall be based on the formula used in
           Section 3.3.2 for partially completed products.

4.6 Failure Analysis. Upon written request from Conexant and subject to satisfactory arrangements for payment to UMC for the reasonable costs involved, UMC will perform failure analysis of Products returned to UMC with a UMC-issued Return Material Authorization number. If such analysis shows the existence of material defects in breach of applicable UMC warranties, UMC will not be entitled to payment for the cost of UMC's failure analysis concerning such defects for the specific Products which were subject to them.

4.7 Return Material Authorization (RMA). Conexant will not make any returns to UMC without first obtaining a written RMA. All Production Lots delivered by UMC shall be subject to incoming inspection and testing on a monitoring basis by Conexant in accordance with the Acceptance Criteria set forth in Exhibit B. In the event any lot or wafer is found to fail the criteria in Exhibits B Conexant shall have the right to reject such lot or wafer within (60) days after receipt by Conexant. Conexant shall request an RMA from UMC for such material. Conexant agrees to reimburse UMC the full purchase price and all shipping and test costs and charges reasonably incurred by UMC


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           in connection with any returned wafers or Products which UMC reasonably determines were within mutually agreed specifications at the time of initial delivery to the carrier or at the time of return to UMC. Upon verification by UMC of the defect following return of a reasonable number of sample defective wafers to UMC, Conexant will scrap the rejected wafers at Conexant. In the event that any of the Products covered under the warranty of this Agreement fail to conform to the agreed specifications of such Product, Conexant shall have the option to receive a credit equal to the purchase price or have the Product replaced as required by Conexant at that time. Conexant agrees to cooperate in good faith with UMC to resolve any problems that may arise and to promptly send UMC the results of all tests and analyses concerning Products.

5          WARRANTY

5.1 Limited Warranty. UMC warrants Products delivered after initial qualification shall be processed (i) using the masks (or duplicates of them) which were used for qualification, (ii) within the tolerances stated in the Acceptance Criteria's process specifications, and (iii) in compliance with applicable Wafer Acceptance and/or Yield Criteria agreed to in a writing signed by UMC and Conexant.

5.2        Exclusions.

5.2.1 Products which have been subject (other than by UMC) to abuse, misuse, accident, alteration, neglect, conditions outside specification, unauthorized repair or improper application are not covered by any warranty.

5.2.2 UMC shall not be responsible for defects or claims caused by acts not performed by UMC or UMC's subcontractors; or by design or application; or by combination of Products with other things.

5.2.3 Products are not intended for use in, and no warranty is made with respect to, applications where failure to perform can reasonably be expected to result in significant injury (including, without limitation, navigation, weaponry, aviation or nuclear equipment, or for surgical implant or to support or sustain life) and Conexant will indemnify, defend, and hold harmless UMC from all claims, damages and liabilities arising out of any such matters; provided that UMC: (a) provides Conexant with prompt notice of the claim, (b) allows Conexant to control the defense and any settlement of the claim, and
           (c) provides cooperation as reasonably requested by Conexant.

5.3 Remedy. To the extent that any Products fail to meet the applicable warranties and/or requirements due to reasons for which UMC is responsible, UMC shall either, at Conexant's option (i) replace such Products without charge, or (ii) refund the payments made to UMC for such Products, all within thirty (30) calendar days of UMC's receipt of written notice from Conexant of such non-conformity.

5.4 Sole Warranty. This Section 5 is the only warranty by or on behalf of UMC and may not be modified or amended except in writing signed by UMC and by Conexant. Conexant is not relying upon any warranty or representation except for those specifically stated here or in such a signed writing. With respect to obligations of UMC under this Agreement which would logically be undertaken and/or performed by Manufacturer, UMC guarantees Manufacturer's performance thereof.


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


5.5 No Reliance. Conexant is not relying on any statements or information in UMC's literature, and Conexant will test all parts and applications under extended field and laboratory conditions as appropriate. Notwithstanding any cross-reference or statements of compatibility, functionality, interchangeability, and the like, UMC-made goods, embedded devices and processes may differ from similar goods, devices and processes from other vendors in performance, function or operation, or as to matters, ranges and conditions not stated in and/or outside UMC's written specifications; and Conexant agrees that UMC makes no warranties and is not responsible for such things. All reusable IP, including that listed in UMC's Intellectual Property Catalog, and including but not limited to blocks, libraries, tools, and documentation therefor, is licensed to Conexant by the individual IP vendors and not by UMC, and in any event UMC makes no warranty in connection with such IP. Conexant is not relying on any statements or information provided by UMC in connection with such IP, and Conexant will fully verify all IP as appropriate and be responsible to ensure that such IP is compatible and suitable for Conexant's intended purpose and applications.

5.6 Disclaimer. EXCEPT AS PROVIDED ABOVE, UMC MAKES NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, OR STATUTORY, AND EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTY OR CONDITION OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION.

6          LIMITATION OF LIABILITY

6.1 Force Majeure. Neither party will be liable for any loss, damage or claim resulting from causes beyond its reasonable control, including but not limited to, war, fire, delay caused by others, material shortage, or labor conditions; and in the event of such a condition(s), and at Conexant's option, the date(s) for UMC's performance may be extended for a period equal to any resulting delay.

6.2        Limitation of Liability.

6.2.1 THE PARTIES' LIABILITY ARISING OUT OF ANY QUOTATION, THIS AGREEMENT, ANY BREACH THEREOF, OR ANY PRODUCTS OR SERVICES WILL BE LIMITED TO REFUND OF THE PURCHASE PRICE OR REPLACEMENT OF PURCHASED PRODUCTS (RETURNED TO UMC FREIGHT PREPAID); ALL CLAIMS WILL BE SUBJECT TO THE TIME LIMITATIONS STATED IN UMC'S RETURN POLICY AND PROCEDURE.

6.2.2 REGARDLESS OF CAUSE OR REASON FOR DAMAGE (WHETHER ACCIDENT, NEGLIGENCE, OR OTHERWISE) NEITHER CONEXANT OR UMC SHALL HAVE ANY LIABILITY (DIRECT, CONSEQUENTIAL OR OTHER) FOR, IN CONNECTION WITH OR ARISING FROM CONEXANT PROPERTY FURNISHED FOR USE AT OR LEFT AT UMC; and by delivering or entrusting property to UMC, both party's expressly confirm this limitation. Notwithstanding this limitation, UMC will replace, or pay the reasonable retooling costs to replace, masks damaged or destroyed as a result of UMC's negligence or fault. Upon written request sent to the billing address listed on Conexant's latest-dated purchase order, Conexant will promptly take possession of any and all property of Conexant, and should Conexant fail to do so within thirty days of such request, UMC may destroy or reclaim such property without liability.

6.2.3 AS A SEPARATE LIMITATION, AND EXCEPT FOR INDEMNITY OBLIGATIONS AND BREACHES OF OBLIGATIONS OF CONFIDENTIALITY, IN NO EVENT WILL ANY PARTY TO THIS AGREEMENT BE LIABLE (i) FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, OR (ii) FOR LOSS OF USE, LOST OPPORTUNITY, MARKET POTENTIAL, GOODWILL AND/OR PROFIT ON ANY THEORY (CONTRACT, TORT, FROM THIRD PARTY CLAIMS OR OTHERWISE). THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR OF ANY FAILURE OR INADEQUACY OF ANY REMEDY. THIS AGREEMENT STATES THE ONLY AND EXCLUSIVE REMEDY FOR ANY AND ALL CLAIMS MADE AGAINST ANY PARTY UNDER THIS AGREEMENT AND/OR WITH RESPECT TO WAFERS, SERVICES, AND/OR PRODUCTS.

6.3 Commencement of Actions or Proceedings. No action or proceeding may be commenced by either party against the other, whether for breach, indemnification, contribution or otherwise, more than one year after delivery of the Products to the carrier; and no claim may be brought unless the non-claiming party has first been given commercially reasonable notice, a full written explanation of all pertinent details (including copies of all materials), and a good faith opportunity to resolve the matter.

7          INDEMNIFICATION & COOPERATION

           [***]

8          CONFIDENTIALITY

8.1 NDA. The terms of the Reciprocal Non-Disclosure Agreement dated December 31, 1998, attached hereto as Exhibit E, are expressly incorporated herein.

9          TERMINATION & RELATIONSHIPS

9.1 Term. The term of this Agreement as related to any specific Product covered by this Agreement shall be three (3) years from the date of the Quotation for that Product, and shall thereafter be automatically extended for additional one (1) year terms, unless and until a party to this Agreement gives no less than one (1) year's notice that the term should not be further extended for that Product. If UMC gives Conexant notice that the terms for a Product will not be extended, then during the one (1) year notice period UMC shall continue to accept and fill all orders placed by Conexant for commercially reasonable quantities calling for delivery within lead time of that Product.

9.2 Termination For Insolvency or Bankruptcy. Subject to Section 9.4 below, Conexant and/or UMC (collectively "the Parties") shall have the right to terminate the rights of the other Party under their applicable Agreements (and any other agreement concerning Products) by giving written notice of termination to that other Party at any time upon or after:

9.2.1 the filing by the other Party of a petition in bankruptcy or insolvency;

9.2.2      any adjudication that the other Party is bankrupt or insolvent;

9.2.3 the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;

9.2.4 the appointment of a receiver for all or substantially all of the property of the other Party;

9.2.5 the making by the other Party of any assignment for the benefit of creditors; or

9.2.6 the institution of any proceeding for the liquidation or winding up of the other Party's business or for the termination of its corporate charter.

           Notwithstanding anything to the contrary, no termination under
           Section 9.2 as to such other Party shall affect the rights of the Party giving the notice of termination with respect to Products delivered and/or as to which production had begun prior to the effective date of termination. Termination pursuant to this Section
           9.2 shall be effective immediately upon personal delivery of the written notice, or in the case of airmail notice, five days after dispatch.

9.3        Termination for Breach.

9.3.1 Termination Events. If any party fails to perform or violates any material obligation under the applicable Agreements, effective upon [***] written notice to the breaching party specifying such default (the "Default Notice"), the non-breaching party may terminate the applicable Agreement (and all related agreements concerning Products) as to its responsibilities and obligations, without liability (subject to Sections 9.4 and 9.5 below), unless:

9.3.1.1 The breach specified in the Default Notice has been cured within the [***] period, or if the breach is disputed, the amount in dispute is placed in a reasonably secure third party escrow account pending resolution of the dispute; or

9.3.1.2 The default reasonably requires more than [***] to correct (specifically excluding any failure to pay money), and the defaulting party has begun substantial corrective action to remedy the default within such [***] and diligently pursues such action, in which event, termination shall not be effective unless [***] has expired from the date of the defaulting party's receipt of the Default Notice without such corrective action being completed and the default remedied.

9.3.1.3 In the event and for the duration of any dispute hereunder, except a dispute arising out of a failure to pay invoices as they come due or regarding alleged violation of intellectual property rights or misuse or wrongful disclosure of Confidential Information, both parties shall continue to perform their respective obligations (except obligations which are themselves the subject of a bona fide dispute such as, e.g., an "obligation" to pay a portion of an invoiced amount which is in dispute) in a timely and professional manner. In any event, both parties shall in good faith perform any obligations resulting from the directives of any dispute resolution procedure entered by agreement of the parties.

9.4        Effect of Termination.

9.4.1 Termination by Conexant. If Conexant terminates the applicable Agreements for any reasons stated in Sections 9.2 and/or 9.3 above, UMC will, if so requested in writing by Conexant: (i) cease all production required by Conexant's then outstanding purchase orders under the Agreements; and/or (ii) otherwise complete and deliver all Products pursuant to Conexant's then outstanding and accepted purchase orders and invoice Conexant for the Products.

9.4.2 Termination by UMC. If UMC terminates this Agreement as to Conexant pursuant to Section 9.3 above, without waiving any other remedy, UMC shall be entitled to payment in full upon delivery of all completed Products manufactured on behalf of Conexant.

9.5        Survival.

9.5.1 All obligations to pay monies which accrue prior to termination and/or expiration, and the provisions of the Reciprocal Non Disclosure Agreement attached as Exhibit E, as well as all other obligations of confidentiality, all obligations to make delivery of accepted orders, all limitations on warranties and remedies, all obligations with respect to indemnification and cooperation, contribution, dispute resolution, and termination shall survive the expiration and/or termination of the applicable Agreements and/or of any purchase order or understanding concerning Products.

9.5.2 The exclusions and limitations of Sections 5, 6 and 7 will survive the termination of the applicable Agreements, and shall apply notwithstanding any claim of a failure of any one or more remedies to accomplish their purpose. THE PARTIES EXPRESSLY WAIVE AND RELINQUISH ANY CONTRARY RIGHTS UNDER THIS AGREEMENT, AND/OR LAW, DECISION, CUSTOM OR PRACTICE.

10         DISPUTE RESOLUTION

10.1 UMC and Conexant shall cooperate and attempt in good faith to resolve any and all disputes arising out of and/or relating to any Agreement and/or Products.

10.2 Any disputes relating to and/or arising out of this Agreement and/or goods which cannot be so resolved will be decided exclusively by binding arbitration under procedures which ensure efficient and speedy resolution. The specific procedures concerning such arbitrations shall be pursuant to the Rules for International Arbitrations under the American Arbitration Association. The arbitration shall be conducted in the English language in Santa Clara County, California, if brought by Conexant, and in Orange County, California, if brought by UMC, before a panel of three neutral, independent arbitrators. Notwithstanding anything to the contrary:

10.2.1     the arbitrators will have no power to order discovery;

10.2.2 the arbitrators will follow such procedures and enter such orders and conduct the hearing under conditions which ensure at least the same degree of confidentiality for each party as provided by whatever nondisclosure agreement is in effect between the parties at the time of the arbitration, and which adequately protect the participants from disclosure of highly sensitive information to anyone other than the arbitrators and lawyers (or comparable legal representatives) and reasonably necessary expert witnesses and not to persons employed by one or more of the parties nor to competitors of them, and

10.2.3 the arbitrators shall require pre-hearing exchange of documentary evidence to be relied upon by each of the respective parties in their respective cases in chief, and pre-hearing exchange of briefs, witness lists and summaries of expected testimony.

10.3 The arbitrators will make their decision in writing; and their decision will be binding upon the Parties and it may be entered by any court having jurisdiction.

10.4 Notwithstanding anything to the contrary, any party may apply to any court of competent jurisdiction for interim injunctive relief with respect to irreparable harm which cannot be avoided and/or compensated by such arbitration proceedings, without breach of this
           Section 7 and without any abridgment of the powers of the arbitrators.

10.5 Governing Law. This Agreement and all foundry arrangements involving UMC and all performance and disputes arising out of and/or relating to such matters and/or any Products involved will be governed by the laws of California and the United States of America, without reference to conflicts of laws principles, and/or any contrary provision, including without limitation, the U.N. Convention on Contracts for the International Sale of Goods.

11         GENERAL

11.1 Non-Exclusive Relationship. Except as stated in a separate written agreement signed by duly authorized officers of UMC and of Conexant, and subject to Section 8 "Confidentiality" above, nothing in the Agreements shall prohibit Conexant from purchasing goods and/or foundry services from other suppliers, nor prohibit UMC from offering wafers and/or foundry services to others or from offering products or services on its own behalf.

11.2 No Agency or Partnership. Nothing in the Agreements shall be deemed to create a general or limited partnership or an agency relationship between Conexant and/or UMC, and Conexant and UMC are independent companies. Conexant will purchase products manufactured from UMC in an arm's length vendor-purchaser relationship. No party shall be entitled to act on behalf of and/or to bind any one or more of the others.

11.3 Compliance with Law. The parties will comply with all applicable restrictions and requirements of applicable law, including without limitation those relating to labor, employment, environment, and export control. Conexant agrees at its sole expense to comply with all applicable laws in connection with the purchase, use or sale of the Products.

11.4 No Implied Licenses. Nothing contained in this Agreement is intended to or shall be construed as:

11.4.1 conferring any right to the other party to use in advertising, publicity, or otherwise, any trademark, trade name or names of any party, or any contraction, abbreviation or simulation thereof; and/or

11.4.2 conferring by implication, estoppel or otherwise, upon any party any license or other right under any class or type of copyright, maskwork, trademark, trade name, patent, utility model or design patent except the licenses and rights expressly granted under a written agreement signed by the Parties.

11.5 Entire Agreement. This Agreement and the Capacity Agreement (including the attached Exhibits) contains all material and essential terms of a binding agreement between the parties with respect to foundry, fabrication, semiconductors, design support and goods, there are no other agreements concerning such subject matter. This Agreement, along with the Capacity Agreement, is the entire agreement between the parties with respect to the stated subject matter; it supersedes all prior understandings and agreements with respect to these matters, and there are no prior representations, warranties or other agreements relating thereto. This Agreement may not be modified, except in writing signed by duly authorized officer of each party, and no addition, deletion or modification shall be binding on UMC unless expressly agreed to in a writing signed by an officer of UMC.

11.6 Notices. All notices, payments, reports and other communications required or permitted hereunder shall be in writing and shall be mailed by first class, registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger (including express mail courier services) or by facsimile, addressed to the addresses first set forth above or at such other address furnished with a notice in manner set forth herein. Such notices shall be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered. Notices shall be addressed as follows:

              If to UMC:

              UMC Group (USA)
              488 DeGuigne Drive
              Sunnyvale, CA  94086
              Attn:  President

              Copy to:

              Law+
              993 Highlands Circle
              Los Altos, CA 94024
              Attn:  Peter Courture, Esq.
              Fax:   (650) 968-8885

              If to Conexant:

              4311 Jamboree Road
              Newport Beach, CA  92660-3095
              Attn:  Contracts Dept.
              Fax:   (949) 483-4176.

11.7       Assignment. [***]

11.8 Captions and Section Headings. The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

11.9 Partial Invalidity. If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall negotiate, in good faith, a substitute, valid and enforceable provision that most nearly reflects the parties' intent in entering into this Agreement.

11.10 Presumptions. In construing the terms of this Agreement, no presumption shall operate in either party's favor as a result of its counsel's role in drafting the terms or provisions hereof.

11.11 Language. The English language shall govern the meaning and interpretation of this Agreement.

11.12 Waiver. The failure of either party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

11.13 Cumulative Remedies. The remedies under this Agreement shall be cumulative and not alternative and the election of one remedy for a breach shall not preclude pursuit of other remedies unless as expressly provided in this Agreement.

11.14 Confidentiality of Agreement. Each party agrees that the terms and conditions of this Agreement and Quotations shall be treated as confidential information of both parties, and that neither party will disclose the terms or conditions to any third party without the prior written consent of the other party, provided, however, that each party may disclose the terms and conditions of this Agreement, to the extent necessary:

11.14.1    as required by any court or other governmental body;

11.14.2    as otherwise required by law;

11.14.3 to legal counsel of the parties, accountants, and other professional advisors;

11.14.4 in confidence, to banks, investors and other financing sources and their advisors;

11.14.5 in connection with the enforcement of this Agreement or rights under this Agreement; or

11.14.6 in confidence, in connection with an actual or prospective merger or acquisition or similar transaction.

11.15 Authority. Each party represents that all corporate action necessary for the authorization, execution and delivery of this Agreement by such party and the performance of its obligations hereunder has been taken.

11.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

           IN WITNESS WHEREOF, the parties have authorized their undersigned representatives to sign this Agreement and to bind them to its terms and conditions in accordance with the foregoing.

CONEXANT:                                   UMC:

/s/ Terry Ellis                             /s/ Jim Kupec
-----------------------------               -----------------------------
Authorized Signature                        Authorized Signature

Terry Ellis                                 Jim Kupec
-----------------------------               -----------------------------
Printed Name                                Printed Name

SVP, Operations                             President, UMC Group (USA)
-----------------------------               -----------------------------
Title                                       Title

8/4/00                                      07/27/00
-----------------------------               -----------------------------
Date                                        Date



11.17 CONEXANT AND UMC EXPRESSLY AGREE TO THE LIMITATIONS OF SECTIONS 5, 6, 7 AND 8 AND TO THEIR REASONABLENESS.

Initialed as accepted and agreed to by the parties hereto:
                                            Conexant:  /s/ TE
                                                     ------------------------

                                            UMC:       /s/ JK
                                                     ------------------------

                                    EXHIBIT A
                                   QUOTATIONS

         QUOTATIONS SHALL INCLUDE THE FOLLOWING ELEMENTS, AS APPLICABLE.

A.1:     Products to be manufactured

A.2:     Product prices fees and charges:

A.3:     Product mask making requirements:

A.4:     Product testing requirements:

A.5:     Product assembly requirements:

A.6:     Product packaging requirements

A.7:     Product Specification requirements:

A.8:     Product Quantity requirements:

A.9:     Product Cycle Time requirements:

A.10:    Product lead-time requirements:

A.11:    Other Product Parameters:

                                    EXHIBIT B
                               ACCEPTANCE CRITERIA


                                      [***]


                               [4 pages omitted]

                                  EXHIBIT B.01
                               PRE-PRODUCTION FORM


                                      [***]

                                  EXHIBIT B.02
                              MASS PRODUCTION FORM


                                      [***]

                                  EXHIBIT B.03
                   OUTGOING QUALITY ASSURANCE (OQA) PROCEDURE


                                      [***]

                                    EXHIBIT C
                                QUALITY ASSURANCE


                                      [***]

                                    EXHIBIT D
                                   PROCEDURES


                                      [***]


                               [2 pages omitted]

                                    EXHIBIT E
                                 RECIPROCAL NDA


          [See Exhibit E to Capacity and Reservation Deposit Agreement
                           dated as of March 20, 2000]

                                    EXHIBIT F
                              PACKING INSTRUCTIONS


1. Product wafers shall be shipped in new wafer lot boxes with matching wafer cassettes where the wafers are correctly slotted in the wafer cassette as indicated by the slot numbers on the cassette. (ex: if wafer #15 is missing, then cassette slot #15 is empty)

2.       No broken wafers are to be shipped.

3. Each wafer lot box must have a label stating a) the Conexant PO number and line item, b) the Conexant part number and lot number, c) the wafer quantity, and d) the missing wafer information.

4. Wafer lot boxes are to be vacuum-sealed in moisture barrier bags. Bags must be capable of maintaining vacuum throughout the shipping process.

5.       One wafer lot box per heat sealed bag.

6. Vacuum in the bag at heat sealing must be a minimum of 5 torr under current atmospheric pressure.

7. No more than two (2) wafer lots are packaged per shipping cardboard box.

8. Heat-sealed wafer lot boxes are to be placed in insulation units, with spacing between the wafer lot box and the inner wall of the cardboard box and between wafer lot boxes (if applicable) all as specified by UMC's standard practices, as amended from time to time. To the extent Conexant desires packaging which differs in any respect from such UMC standard packaging, Conexant and UMC shall negotiate in good faith as to the practicality of such alternative arrangements and as to allocation of the costs involved.

9. Cardboard shipping boxes pass the following tests at UMC: 1)- Vibration test: Frequency 5Hz->100Hz->500Hz, duration of test 1 hour, 2)- Free fall test: Drop height 100 cm-.

10. The cardboard box must be sealed with the appropriate means to insure and retain closure throughout the shipping process.

11. The sum of the total number of shipping boxes must be identified on the outside of each box. (ex: 3 shipping boxes are identified as 1/3, 2/3, 3/3)

12. Appropriate shipping information (packing list) must be attached to the outside and inside of box #1.

13. Fragile and/or caution labels should be visible on the outside of each shipping box.